Exhibit 10(r)

1 November 2007
Dr T G Davies
3 Coffey Street
CRESTMEAD QLD 4132
Dear Gwynn,
Employment Contract with Magellan Petroleum Australia Limited
I am pleased to confirm your ongoing terms and conditions of employment with Magellan Petroleum Australia Limited ACN 009 728 581 (Magellan) in your role as Chief Executive Officer.
Please note that the terms and conditions set out in this letter will replace your existing terms and conditions as from the date of your acceptance of them.
Accordingly, please read these terms and conditions carefully and sign and return the attached duplicate of this letter to me to confirm your acceptance of them. A Confidentiality Deed is attached which also needs to be executed by you and witnessed.
If you have any queries regarding these terms and conditions, please do not hesitate to contact me.
I look forward to receiving your acceptance of these terms and conditions of employment.
Yours sincerely,
/s/ Robert Mollah
Robert Mollah
Chairman.

Terms and conditions of employment
1 Continuity and term of employment
This document will commence on 1 November 2007
The continuity of your employment with Magellan is not broken by the execution of this document. For the purpose of calculating your period of continuous service with Magellan your employment will continue to be deemed to have commenced on 6 October 1997.
Subject to the terms and conditions of this document, you retain any entitlements to annual leave, personal leave and long service leave which were accrued immediately prior to the commencement of this document.
Your employment will continue until terminated in accordance with this document.
2 Position
You are currently appointed to the position of Chief Executive Officer for Magellan Petroleum Australia Limited (Magellan). You will report to the Magellan Board through its Chairman.
3 Role
3.1 Specific duties
Magellan may issue you with a duty statement or revised duty statement from time to time.
In your role for Magellan, you may be required to undertake duties relating to the business of any company in the Magellan group of companies (Magellan Group). The Magellan Group comprises all companies related to Magellan within the meaning of the Corporations Act 2001 (Cth).
You will appreciate that the Magellan businesses require a dynamic and adaptable management team. Accordingly, Magellan may from time to time alter the responsibilities and duties of your position or the reporting arrangements for your position, or may require you to move to a Suitable Alternative Position, after discussion with you.
For the purposes of this document, a Suitable Alternative Position means a position with Magellan:
(a)	located in Brisbane;

(b)	with duties and responsibilities of a similar nature to those of your current position; and

(c)	at a similar level of seniority and pay to your current position.
3.2 General responsibilities
You must:
(a)	perform the duties assigned to you from time to time and comply with all lawful directions given to you by your Chairman and the Magellan Board;

(b)	perform your duties in a proper and efficient manner to the best of your knowledge and ability;

(c)	use your best endeavours to promote and enhance the interests, profitability, growth and reputation of Magellan and the Magellan Group companies;

(d)	act in the best interests of Magellan and not intentionally do anything which is or may be harmful to Magellan or any Magellan Group company;

(e)	not act, or be seen to be acting, in conflict with the best interests of Magellan or any Magellan Group company, and if such conflict appears possible or arises, you must notify your Chairman at the earliest opportunity; and

(f)	promptly report to your Chairman all information as may be required relating to the business of Magellan or any Magellan Group company.
3.3 Corporate appointments
In the event that you accept appointment as a director and/or secretary of Magellan and/or any Magellan Group company you will do so without additional compensation or reward. On termination of your employment, you agree to resign as director and/or secretary of Magellan and/or any Magellan Group company and irrevocably appoint and authorise the Chair of the Board of Magellan and each member of the Magellan Group to do all things necessary to record that resignation.
4 Location
You will be based in Brisbane, Australia, but may be required to relocate to other Australian or overseas locations.
If it appears that intrastate, interstate or inter-country relocation will be required, Magellan will discuss this with you before making a final decision on the relocation.
If an intrastate, interstate or inter-country relocation is required, but you do not wish to relocate, and there is no Suitable Alternative Position for you, Magellan may terminate your employment in accordance with the termination provisions in this document.
5 Working hours
You will work during Magellan’s normal business hours between 8.30am and 5.00pm and such other hours as are necessary for you to perform your duties in a satisfactory manner. Your remuneration includes compensation for work outside normal hours and you will not be entitled to any additional remuneration or other benefit for work outside these hours.
6 Travel
You may be required to travel within and outside Australia on Magellan Group business. You will not be entitled to any additional remuneration for such travel, but travel expenses for approved travel will be paid for by Magellan in accordance with Magellan’s policies.
7 Other employment
You must not during your employment with Magellan, without the prior written consent of Magellan (which consent will not unreasonably be withheld), be engaged or interested in any other public or private work or duties, either directly or indirectly, in any capacity with the exception of voluntary activities for a charitable organisation or project.
8 Magellan Group policies and procedures
Magellan’s policy manual contains all policies and procedures, including employment related policies and procedures that have been developed by the company over time. You must treat these policies and procedures as directions from Magellan. Subject to the terms of this document you must comply with these policies and procedures, but they do not form part of this document. Magellan may vary any policy or procedure from time to time.
9 Performance appraisal
Your performance will be reviewed on an annual basis in or around July each year and at such other times as may be determined by Magellan.
Your annual appraisal will be conducted having regard to any applicable performance criteria and performance targets as developed in consultation with you.
10 Remuneration
10.1 Total remuneration
Your total remuneration package at the date of this agreement is $432,600 per annum. This amount may be increased from time to time upon review under clause 10.5 below (TR).
Your TR comprises:
(a)	gross salary;

(b)	superannuation contributions;

(c)	the following non-cash benefits:
(i)	Company Car
(d)	the amount of any fringe benefits tax and other taxes payable by Magellan in consequence of the provision of your non-cash benefits.
In the future, your TR may also comprise an annual “at risk” bonus, in the circumstances described in clause 10.4
With the prior written approval of Magellan, you may from time to time structure your TR in any way which is lawful, appropriate and does not increase the total cost to Magellan of providing the package.
10.2 Salary
The salary component of your TR will be paid in monthly installments by electronic deposit to your nominated bank account.
10.3 Superannuation
Subject to superannuation choice of fund legislation, Magellan will make contributions (which are included in your TR) to a complying superannuation fund nominated by you and agreed with Magellan. Contributions will be at such rate as may be agreed from time to time, but in any event at a rate not less than the minimum rate required to avoid any charge under the Superannuation Guarantee (Charge) Act 1992 (Cth).
10.4 Annual At Risk Bonus
Should Magellan introduce a Company Performance Plan under clause 10.7, Magellan may also progressively introduce into your TR an annual “at risk” component. This clause outlines the method of introduction and the terms applying to the “at risk” bonus.
At the next salary review after the introduction of a Company Performance Plan, you will be eligible to be considered for an annual “at risk” individual performance bonus of up to 10 per cent of TR. At that review, the amount of at risk bonus included in your TR will be determined at a level such that your gross salary is not reduced. You will be assessed for your entitlement to your At Risk Bonus based on your performance over each 12 month period to 30 June (Bonus Period).
Your entitlement to payment of the At Risk Bonus will be dependent on you obtaining an overall competent achievement of performance objectives as assessed by Magellan in your performance review. If a bonus is to be paid, the payment will be made in the quarter ending on 30 September each year.
On termination of employment with Magellan, you will be entitled to a pro-rata At Risk Bonus except where the termination of your employment is due to:
(a)	summary termination by Magellan pursuant to clause 15.1 or termination by Magellan for poor performance; or

(b)	resignation by you in circumstances where Magellan would otherwise have had a right to summarily terminate your employment pursuant to clause 15.1 or otherwise terminate your employment for poor performance.
In calculating any entitlements to a pro rata At Risk Bonus on termination of employment, it will be assumed that, had you worked the full Bonus Period, you would have received the full amount of your At Risk Bonus. Your pro rata entitlement will then be calculated proportionate to the duration of your service over the relevant 12 month Bonus Period.
10.5 TR Review
Your TR will be reviewed in or around July each year on such basis as Magellan in its absolute discretion may determine. There is no presumption that your TR will be increased upon review.
As at the commencement date of this document Magellan has regard, in conducting TR Reviews for executives, to comparative positions in the 50th percentile of the market TR for the oil and gas industry (using Mercer Human Resources methodologies).
10.6 Legislation, industrial awards and agreements
Your TR is deemed to be inclusive of all remuneration to which you are entitled under any applicable legislation, or industrial award or agreement.

10.7 Company Performance Plan
In addition to your TR, you will be entitled to participate in any Magellan Company Performance Plan (as may be in place from time to time) on the terms determined by Magellan.
The Magellan Company Performance Plan may be withdrawn or the terms of the plan varied from time to time at the absolute discretion of Magellan.
10.8 Set Off
You irrevocably authorise and direct Magellan to withhold or deduct from any part of your TR, an amount equal to any monies that you owe to Magellan or to a Magellan Group Company.
11 Business expenses
Magellan will reimburse to you in accordance with Magellan policy, reasonable expenses incurred by you in the performance of your duties.
Magellan will pay subscriptions to such professional organisations of which Magellan determines in writing are appropriate for you to maintain membership during your employment.
12 Leave
This clause outlines your leave entitlements. Additional types of leave may be available to you under legislation or under the Magellan policies.
The taking of leave is subject to requirements to submit leave application forms and to substantiation requirements as specified in legislation and the Magellan policies.
12.1 Annual leave
Your entitlement to annual leave is subject to and in accordance with the Workplace Relations Act 1996 (Cth).
In addition to public holidays that are observed in Brisbane, you will be entitled to paid annual leave of four weeks for each year of continuous service, which will accrue on a pro-rata basis and be credited to you each month.
Annual leave will be taken at a time agreed with your Chairman having regard to work requirements and should be taken so that you do not have an accrued entitlement greater than eight weeks at any time. Magellan may direct you to take accrued annual leave as permitted by law.
12.2 Personal leave
Your entitlement to personal leave is subject to and in accordance with the Workplace Relations Act 1996 (Cth). Personal leave includes sick leave and carer’s leave.
You will be entitled to paid personal leave of 10 days for each year of continuous service, which will accrue on a pro-rata basis and be credited to you each month. No payment is made for untaken personal leave on termination of employment.

You must notify your Chairman if you are unable to attend work due to a personal illness or injury, or to care for a member of your immediately family or household. Should your absence extend beyond two days, or occur on the day before or after a public holiday or day of annual leave, you may be required to provide a medical certificate or other documentary evidence.
12.3 Long service leave
You will be entitled to long service leave in accordance with the applicable legislation in Queensland.
Long service leave will be taken at a time agreed with your manager having regard to work requirements. Magellan may direct you to take accrued long service leave as permitted by law.
13 Intellectual Property and Moral Rights
13.1 Intellectual Property
Magellan will own and be exclusively entitled to the benefit of the Intellectual Property in all material developed, produced or created by you during the period of your employment by Magellan which relates in any way to the business of Magellan or a Magellan Group company.
You will promptly take any reasonable action as requested in writing by Magellan necessary to transfer to Magellan your interests in any such Intellectual Property.
Intellectual Property includes inventions and improvements, patents, trade marks, copyright and designs whether registered or unregistered, circuit layout rights and know-how and any other form of intellectual property.
13.2 Moral Rights
You irrevocably consent to Magellan taking any action in relation to any Intellectual Property developed, produced or created by you in the course of your employment even where such conduct would, but for this clause, infringe any moral rights which you may have in relation to such Intellectual Property.
Moral Rights means a right of attribution of authorship, a right not to have authorship falsely attributed and a right of integrity of authorship.
13.3 Enduring obligations
Your obligations in respect of Intellectual Property and Moral Rights survive termination of your employment.
14 Confidentiality
You agree and acknowledge that the Magellan Group is concerned to protect its sensitive and confidential information and its reputation. To ensure protection of these interests, you are required to execute the Confidentiality Deed at Annexure A to this document.

15 Termination of employment
15.1 Summary termination
Magellan may at any time immediately terminate your employment by giving written notice to you if you commit any act of serious misconduct.
For the purposes of this clause, serious misconduct includes but is not limited to:
(a)	failing or refusing to comply with any lawful direction given by Magellan;

(b)	committing any act (whether in the course of the employment or not) which in the reasonable opinion of Magellan brings you into disrepute or may cause serious damage to the reputation of yourself, the Magellan Board, or any Magellan Group company, or otherwise affect adversely the interests of Magellan or any Magellan Group company; and

(c)	being precluded by the provisions of the Corporations Act 2001 (Cth) from taking part in the management of a corporation, or being disqualified for any reason from holding an office of Magellan or of a Magellan Group company.
15.2 Termination on notice by Magellan
(a)	Magellan may terminate your employment at any time by giving you three months’ written notice. Magellan may provide payment in lieu of all or part of this notice period which will be calculated in accordance with clause 15.7.

(b)	Magellan may terminate your employment by giving one month’s written notice to you, if in the reasonable opinion of Magellan, you are unable properly to perform your duties due to physical or mental illness, accident or any other circumstances beyond your control for a total period of 180 days or more in the preceding 12 month period and have no remaining sick leave entitlements. Magellan may provide payment in lieu of all or part of this notice period which will be calculated in accordance with clause 15.7.
15.3 Termination by you
You may terminate your employment at any time by giving one month’s written notice to Magellan. You shall be entitled to payment in accordance with clause 15.6.
After receiving notice of termination from you, Magellan may elect to make the termination take effect immediately or part way through the notice period, in which case you will be entitled to payment calculated on your TR in respect of the period after the date of termination to the end of the notice period. Your TR will be calculated in accordance with clause 15.7.
15.4 Termination payment
Upon termination of your employment by Magellan under clause 15.2 for any reason other than for poor performance, you will be entitled to a termination payment, calculated on the basis of your TR, and comprising one year of your TR together with three weeks for each full year of continuous service with Magellan, up to a maximum of 78 weeks, or such other more generous scale as may be adopted as Magellan policy in the future.
You will be entitled to a termination payment under this Clause if you have been offered, and have declined, a Suitable Alternative Position.
Your TR will be calculated in accordance with clause 15.7.
15.5	Termination because of significant diminution in remuneration, authority, status, duties, or responsibilities
Where there is a change in the control or management of Magellan that results in a significant diminution in your remuneration, authority, status, duties or responsibilities, you may give notice of termination in accordance with clause 15.3, in which case Magellan will provide you with a payment equivalent to:
(a)	remuneration in lieu of the amount of notice it would have been required to give you if it had decided to terminate your employment under clause 15.2(a); and

(b)	a termination payment in accordance with clause 15.4; and

(c)	all of the other benefits it would have been required to pay to you under clause 15.6(a), 15.6(c) and 15.6(e).
15.6 Payment of entitlements upon termination
On termination of your employment, you will be entitled to receive the following payments and benefits and will not be entitled to any other termination payment or benefit (whether under a Magellan policy or practice or otherwise):
(a)	the amount of TR payable to you up to and including the date of termination;

(b)	any payment in lieu of notice to which you are entitled under clause 15.2, 15.3 or 15.5(a), calculated on the basis of your TR;

(c)	pay in lieu of any accrued annual leave and long service leave to which you are entitled up to and including the date of termination, calculated on the basis of your TR;

(d)	any termination payment to which you are entitled under clause 15.4, calculated on the basis of your TR;

(e)	any pro-rata At Risk Bonus to which you are entitled under clause10.4.
15.7 Calculation of TR for the purposes of payments on termination
(a)	For the purposes of any pay in lieu of any accrued annual leave and long service leave to which you are entitled to be paid on termination of employment, your TR will be calculated based on your full entitlement to your At Risk Bonus.

(b)	For the purposes of any payment in lieu of notice to which you are entitled under clause 15.2, 15.3 or 15.5(a) or any termination payment to which you are entitled under clause 15.4 your TR will be calculated based on your full entitlement to your At Risk Bonus except where the termination of your employment is due to:

(i)	summary termination by Magellan pursuant to clause 15.1 or termination by Magellan for poor performance; or

(ii)	resignation by you in circumstances where Magellan would have otherwise had a right to summarily terminate your employment pursuant to clause 15.1 or otherwise terminate your employment for poor performance.
(c)	In circumstances where your employment with Magellan ends due to:
(i)	summary termination by Magellan pursuant to clause 15.1 or termination by Magellan for poor performance; or

(ii)	resignation by you in circumstances where Magellan would have otherwise had a right to summarily terminate your employment pursuant to clause 15.1 or otherwise terminate your employment for poor performance, your TR will be calculated as if your entitlement to an At Risk Bonus is nil.
15.8 Payments into Superannuation
For the purposes of this clause 15 that proportion of your TR that is superannuation contributions will not be paid directly to you but will be paid into your agreed superannuation fund.
15.9 Set-off
You irrevocably consent and direct Magellan to deduct from any payment due to you on termination any money advanced to you or owing by you to Magellan or any Magellan Group company.
16 Garden leave
During part or all of any period of notice of termination given by you or by Magellan and any reasonable period during which Magellan is investigating any disciplinary issue involving you, Magellan may, at its sole discretion:
(a)	require you to perform only such duties as Magellan may determine or not to perform any duties at all;

(b)	require you not to have any contact with any employees, customers or business associates of Magellan or any Magellan Group company other than normal social contact; and/or

(c)	exclude you from all or any part of Magellan’s and any Magellan Group company’s premises,
For the avoidance of doubt, your remuneration will not be withheld or reduced as a result of you complying with such directions.
17 Return of property
Upon termination of your employment for any reason, or at any time at the request of Magellan, you must immediately return to Magellan any Magellan property or the property of any Magellan Group company in your possession or control. In the case of documents, computer records and other information and computer software, you must not retain any copies or parts of them.
18 Restrictions after employment
18.1 No representation
You must not at any time after termination of your employment, represent to any person that you are in any way connected with or involved in the business of Magellan or any Magellan Group company.
18.2 Restraint
You must not, either during your employment or for a period of 24 months after the employment ends, solicit or endeavour to solicit or approach any director, officer, senior employee, contractor or agent of Magellan or a Magellan Group company with the purpose of enticing that person away from Magellan or the Magellan Group company and procuring the employment or engagement of that person by any other business.
19 Employment prior to this agreement
19.1 Replacement of previous agreements
This document replaces all previous contracts of employment and other employment arrangements between you and Magellan.
19.2 Accrued entitlements
Subject to the terms of this document, you retain any entitlements to annual leave, personal leave and long service leave which were accrued and untaken immediately prior to your employment by Magellan under the terms and conditions of this document.
19.3 Continuity of Employment
The continuity of your employment with Magellan is not broken by the execution of this document. For the purpose of calculating your period of continuous service with the Company, your employment with the Company is deemed to have commenced on 6 October 1997.
19.4 Warranty
You warrant that in performing your duties under this document, you will not be in breach of any obligation to a third party, including any restrictive covenant or confidentiality obligation.
20 Miscellaneous
20.1 Governing law
This document is governed by and is to be construed in accordance with the laws in force in Queensland.
The parties irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of Queensland and any courts which have jurisdiction to hear appeals from any of those courts.

20.2 No waiver
No failure to exercise or any delay in exercising any right, power or remedy under this document will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.
20.3 Severance
Any provision of this document which is or becomes illegal, void or unenforceable in any jurisdiction:
(a)	is severable;

(b)	will be ineffective and severable in that jurisdiction to the extent of the illegality, voidness or unenforceability;

(c)	will not invalidate the remaining provisions of this document; and

(d)	will not affect the validity or enforceability of that provision in any other jurisdiction.
20.4 Variation and entire agreement
The terms and conditions set out in this document may only be varied, replaced or terminated by agreement in writing signed by yourself and an authorised representative of Magellan.
These terms and conditions will continue to govern your employment with Magellan despite any changes from time to time to your position, duties and responsibilities, remuneration, working hours or employment location, unless otherwise agreed in writing.
The terms and conditions set out in this document embody the entire understanding of the parties in relation to your employment by Magellan. All previous negotiations, representations or agreements are superseded by this document.
20.5 Independent advice
You acknowledge that you have had the opportunity to obtain independent legal advice in relation to the terms of this document including the Confidentiality Deed in the annexure to this document.
I have read and accept the terms of employment set out above.

/s/ T.G. Davies	1 November 2007
Thomas Gwynn Davies	Date

Confidentiality Deed	Annexure A
1	Definitions

In this Confidentiality Deed:
(a)	Magellan means Magellan Petroleum Australia Limited ACN 009 728 581.

(b)	Magellan Group company means a body corporate that is related to Magellan within the meaning of the Corporations Act 2001 (Cth).

(c)	Confidential Information means any information, however communicated or recorded, relating to Magellan’s business or the business of a Magellan Group company to which I gain access, whether before, during or after my employment with Magellan, and includes but is not limited to:
(i)	any trade secret or other commercially sensitive or confidential information of or possessed by Magellan and the Magellan Group companies;

(ii)	any techniques, methods, computer software, materials, documents or manuals of Magellan and the Magellan Group companies used in their businesses;

(iii)	technical information or research concerning products developed or used by Magellan and the Magellan Group companies and their customers or suppliers;

(iv)	inventions, improvements or products discovered or developed by any employee, officer or consultant of Magellan and the Magellan Group companies;

(v)	any information relating to the business affairs, accounts, market research, marketing plans, sales plans, customer lists, prospects, management or finances of Magellan and the Magellan Group companies;

(vi)	the identity of Magellan’s and the Magellan Group companies’ customers, suppliers, consultants, distributors, agents, contractors and employees and the arrangements between Magellan and its customers, suppliers, consultants, distributors, agents, contractors and employees and between the Magellan Group companies and their customers, suppliers, consultants, distributors, agents, contractors and employees; and

(vii)	my terms and conditions of employment with Magellan.
2	Non-disclosure of Confidential Information

I undertake to keep confidential all Confidential Information and not to disclose any Confidential Information to any person, except:

(a)	as required by law;

(b)	with the prior written consent of the Magellan Board;

(c)	to Magellan’s or a Magellan Group Company’s employees, officers, agents and advisers in the proper performance of my responsibilities and duties in employment with Magellan; or

(d)	in respect of my terms and conditions of employment with Magellan, in confidence to my legal and financial advisers.
3	Confidential Information in the public domain

If the Confidential Information is lawfully within the public domain, then to the extent that the Confidential Information is public, my obligations under clause 2 will cease.
4	Use of Confidential Information

I will not use any Confidential Information for the benefit of any person except Magellan or a Magellan Group company.
5	Security of Confidential Information

I will maintain proper and secure custody of all Confidential Information and use my best endeavours to prevent the use or disclosure of any Confidential Information by or to third parties.

6	Uncertainty

If I am uncertain as to whether certain information is Confidential Information, I will treat that information as Confidential Information unless I am advised in writing by the Magellan Board to the contrary.
7	Return or destruction of Confidential Information

I will:
(a)	upon termination of my employment with Magellan, or at any time at the request of Magellan, immediately deliver to Magellan all documents or other things in my possession, custody or control on which any Confidential Information is stored or recorded, whether in writing or in electronic or other form; or

(b)	if requested by Magellan, instead of delivering the Confidential Information to Magellan, destroy the Confidential Information (in the case of data stored electronically or in other form, by erasing it from the media on which it is stored such that it cannot be recovered or in any way reconstructed or reconstituted) and certify in writing to Magellan that the Confidential Information, including all copies, has been destroyed.

8	Continuing obligations

I agree that my obligations under this Confidentiality Deed will survive the termination of my employment and will be enforceable at any time at law or in equity and will continue to the benefit of and be enforceable by Magellan.
EXECUTED as a deed.

Executed by Magellan Petroleum	)
Australia Limited ACN 009 728 581:	)

/s/ Norbury Rogers		/s/ Robert J. Mollah
Company Secretary/Director		Director

A.E. de. Norbury Rogers		Robert J. Mollah
Name of Company Secretary/Director		Name of Director (print)
(print)

Signed sealed and delivered	)	/s/ T.G. Davies
By Thomas Gwynn Davies in the	)
presence of:	)

/s/ Merv V. Cowie
Witness

Merv V. Cowie
Name of Witness
(print)